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                                                                     EXHIBIT 8.1
                                                                     -----------



                                                         _____________ __, 199__



Chevy Chase Bank, F.S.B.
8401 Connecticut Avenue
Chevy Chase, Maryland  20815

          Re:  Chevy Chase
               Auto Receivables-Trust _______
               ____% Auto Receivables Backed [Certificates/Notes]
               --------------------------------------------------

Gentlemen:

          We have acted as counsel to Chevy Chase Bank, F.S.B. in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Auto Receivables Trust _______, ___% Auto Receivables Backed [Certificates/Notes] ("Securities") which the Registrant plans to offer in series.

          The opinion contained in the relevant prospectus supplement constitutes a part of the Registration Statement under the heading "Certain Federal Income Tax Consequences", to the extent they constitute legal conclusions with respect to matters federal law, have been prepared by us and, in our opinion, provide a fair and accurate summary of such law or conclusions.

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine in the Registration Statement and related prospectus under the heading "Certain Federal Income Tax Consequences."

                               Very truly yours,